UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 3, 2020

PACIFIC DRILLING S.A.

(Exact name of registrant as specified in its charter)

Grand Duchy of Luxembourg	001-35345	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
8-10, Avenue de la Gare L-1610 Luxembourg		Not Applicable
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: +352 27 85 81 35
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common shares, par value $0.01 per share	PACD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On June 3, 2020, Donald Platner tendered his resignation as a Class B director of Pacific Drilling S.A. (the “Company”), with immediate effect.  Mr. Platner did not serve on any committees of the Board of Directors (the “Board”).  Mr. Platner’s resignation did not result from any disagreement with the Company regarding operations, policies or practices. Mr. Platner joined the Company’s Board on November 19, 2018, having been nominated for election as a Class B director pursuant to the Governance Agreement, dated as of November 19, 2018, by and among the Company and certain holders of its common shares (the “Governance Agreement”), by certain holders defined therein as the “Other Lenders.”   The Board accepted Mr. Platner’s resignation with thanks for his efforts and contribution to the Company.

Under the terms of the Governance Agreement, the Other Lenders, who are comprised of the Abrams Parties (certain holders related to Abrams Capital Management, L.P.), Fidelity Parties (certain holders related to FMR LLC), Highbridge Parties (certain holders related to Highbridge Capital Management, LLC) and Whitebox Parties (certain parties related to Whitebox Advisors LLC), have the exclusive right to nominate a replacement for Mr. Platner to serve as a Class B director for the remainder of Mr. Platner’s term of office expiring at the Company’s Annual General Meeting of Shareholders in 2021.  The Company has sent the notice required under the Governance Agreement to the Other Lenders seeking their nomination for such replacement Class B director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Pacific Drilling S.A. has duly caused this Current Report to be signed on its behalf by the undersigned officer hereunto duly authorized.

PACIFIC DRILLING S.A.

Dated: June 4, 2020	By	/s/ Lisa Manget Buchanan
Lisa Manget Buchanan
SVP, General Counsel & Secretary